Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alaska Airlines, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-64998) on Forms S-3 of Alaska Airlines, Inc. of our reports dated March 2, 2007, with respect to the balance sheets of Alaska Airlines, Inc. as of December 31, 2006 and 2005, and the related statements of operations, shareholder’s equity and cash flows, for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, which reports appear in the December 31, 2006, annual report on Form 10-K of Alaska Airlines, Inc.

As discussed in Note 1 to the financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (R), Share Based Payment, for its stock compensation awards. As discussed in Note 10 to the financial statements, the Company adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87,88,106, and 132(R). As discussed in Note 15 to the financial statements, the Company adopted the provisions of SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which resulted in a change in the manner in which the Company assesses the impact of financial statement errors.

KPMG LLP

Seattle, Washington

March 2, 2007